Exhibit 10.46

ADDENDUM TO PRODUCTION PAYMENT PURCHASE AGREEMENT
BETWEEN GOLDEN PHOENIX MINERALS, INC. AND
ASHDOWN MILLING COMPANY, LLC
DATED AS OF THE 26TH DAY OF FEBRUARY, 2005

THIS ADDENDUM is entered into as of February 6, 2008, by and between Golden Phoenix Minerals, Inc., a Minnesota corporation (the “Company”) and Ashdown Milling Company, LLC, a Nevada limited liability company (“Purchaser” or “Ashdown Milling”) for the purpose of amending that certain Production Payment Purchase Agreement, dated September 26, 2005, by and between the Company and Ashdown Milling (the “Production Payment Purchase Agreement”), (for valuable consideration, including payments to two members of Ashdown Milling to extinguish their membership interests, and a commitment by the Company to make a first quarter of 2008 payment to Ashdown Milling by April 30, 2008, the receipt of such consideration is acknowledged) to reduce the total payment obligation and reduce the rate of payment from 12% to 7.2% as follows:

1.1       Purchase of Production Payment.  In exchange for the Purchase Price set forth in Section 1.2 of this Agreement, the Company agrees to sell and the Purchaser agrees to purchase a remaining production payment of $1,467,006.94, as of February 6, 2008, reflecting payments already made pursuant to the schedule attached to this Addendum.  The payment shall be paid exclusively from the Company’s share of production of base and precious minerals produced from the Ashdown Mine allocated to the Company pursuant to the Ashdown Joint Venture Agreement.  The rate of payment shall be equal to a seven and two tenths percent (7.2%) Net Smelter (Refinery) Return on the entire production of precious and base minerals produced from the Ashdown Mine, but paid solely from the Company’s share of production distributed to the Company pursuant to the Ashdown Joint Venture Agreement.  Until the production payment is paid by the Company in full, the Company shall provide the Purchaser with quarterly reports in writing reporting production and sales of minerals, both precious and base, from the Ashdown Mine and the calculation of the production payment to be paid by the Company.  The production payment shall be paid to the Purchaser quarterly by the end of the quarter following the quarter the production occurs.

All other provisions of the Production Payment Purchase Agreement shall remain in full force and effect without change.

IN WITNESS WHEREOF, the parties have executed this Addendum or caused their duly authorized officers to execute this Addendum as of the date first above written.

GOLDEN PHOENIX MINERALS, INC.	ASHDOWN MILLING COMPANY, LLC

By: /s/ David A. Caldwell David A. Caldwell, CEO	By: /s/ Robert P. Martin Robert P. Martin, Manager

By: /s/ Kenneth Ripley Kenneth Ripley, Manager